Exhibit 99.2

[Letterhead of Frost & Sullivan]

April 9, 2019

Huami Corporation

Building H8, No. 2800, Chuangxin Road

Hefei 230088

People’s Republic of China

Re: Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

Ladies and Gentlemen,

We understand that Huami Corporation (the “Company”) plans to file a registration statement on Form F-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed registered follow-on equity offering (the “Proposed Offering”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of the Reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K, or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates; (v) in institutional and retail road shows and other activities in connection with the Proposed Offering, and (vi) in other publicity materials in connection with the Proposed Offering.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of
Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.
/s/ Seal of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Yves Wang
Name: Yves Wang
Title: Managing Director, China